Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended March
	2019	2018	Change
Income Account-
Retail Electric Revenues-
Fuel	$804	$1,027	$(223)
Non-Fuel	2,280	2,541	(261)
Wholesale Electric Revenues	499	623	(124)
Other Electric Revenues	168	161	7
Natural Gas Revenues	1,474	1,607	(133)
Other Revenues	187	413	(226)
Total Revenues	5,412	6,372	(960)
Fuel and Purchased Power	1,020	1,368	(348)
Cost of Natural Gas	686	720	(34)
Cost of Other Sales	118	289	(171)
Non-Fuel O & M	1,312	1,451	(139)
Depreciation and Amortization	751	769	(18)
Taxes Other Than Income Taxes	329	355	(26)
Estimated Loss on Plants Under Construction	2	44	(42)
Gain on Dispositions, net	(2,497)	—	(2,497)
Total Operating Expenses	1,721	4,996	(3,275)
Operating Income	3,691	1,376	2,315
Allowance for Equity Funds Used During Construction	32	30	2
Earnings from Equity Method Investments	48	41	7
Interest Expense, Net of Amounts Capitalized	430	458	(28)
Other Income (Expense), net	78	60	18
Income Taxes	1,360	113	1,247
Net Income	2,059	936	1,123
Less:
Dividends on Preferred Stock of Subsidiaries	4	4	—
Net Loss Attributable to Noncontrolling Interests	(29)	(6)	(23)
NET INCOME ATTRIBUTABLE TO SOUTHERN COMPANY	$2,084	$938	$1,146

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.